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                                                                 Exhibit 10.10

                           SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         This Second Amended and Restated Employment Agreement (the "Agreement") shall be effective, as of February 20, 2004, by and between OrthoLogic Corp., a Delaware corporation (the "Company"), and Thomas R. Trotter ("Employee").

RECITALS:

         A. Employee has been employed by the Company in the position of President/CEO, pursuant to an Amended and Restated Employment Agreement that was effective as of July 15, 2002 (the "2002 Employment Agreement"), as amended August 30, 2003 and further amended December 19, 2003.

         B. The parties now wish to amend the 2002 Employment Agreement by replacing it with this Agreement for all purposes.

AGREEMENTS:

         The parties hereby agree as follows:

         1. Replacement of 2002 Employment Agreement. Effective immediately, the 2002 Employment Agreement shall be replaced by this Agreement for all purposes. The consideration for such amendment and replacement is solely as stated in this Agreement and neither party shall have any further rights or duties under the 2002 Employment Agreement.

         2. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in Exhibit A.

         3.       Employment and Duties.

                  (a) Definition of "Election." Within the limitations described in Sections 9 and 10 of this Agreement, either party may give the other notice that he or it has elected to begin a three-year transition leading to the termination of Employee's employment by the Company. Such a notice is referred to in this Agreement as an "Election" and the date on which an Election is made is referred to in this Agreement as the "Election Date."

                  (b) Duties Before an Election. Subject to the terms and conditions of this Agreement, prior to an Election, the Company employs Employee to serve in a managerial capacity and as a member of its Board of Directors (the "Board") and Employee accepts such employment and agrees to perform such reasonable responsibilities and duties as may be assigned to him from time to time by the Board. Employee's title shall be President/CEO of the Company, with general responsibility for Company operations. Employee will report to the Board. Prior to an Election, the Company shall use its best efforts to maintain Employee as a member of the Board.

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                  (c)      Duties After an Election. Effective immediately upon
an Election, Employee will report to the Company's President and CEO or to the Board as determined by the Board. Employee shall not have an official title or any set work hours. While various projects assigned to Employee may require more or less time within any given month, it is contemplated that, without his consent, Employee will not be asked to work on Company matters for more than the following: (i) during the period commencing on the Election Date and ending on the first anniversary of the Election Date, 6 days per quarter or 24 days total;
(ii) during the 12-month period following the period described in the foregoing clause (i), 3 days per quarter or 12 days total; and (iii) during the 12-month period following the period described in the foregoing clause (ii), 1 day per quarter or 4 days total. Effective upon an Election, Employee hereby resigns as an officer of the Company. Employee understands that from and after the Election, and until the end of the term of this Agreement, the Company will not provide him with an office, but will provide reasonable secretarial and other staff support and will provide ancillary office equipment such as a fax machine, dictating equipment and a desk-top computer that Employee may continue to use until the end of the term at another location selected by him. After an Election, Employee shall not be entitled to use any Company owned or supported laptop computers or cell phones except to the extent required by specific projects assigned to Employee.

         At the Company's option, Employee agrees to continue serving as a director of the Company after the Election Date and until the Company's 2005 annual meeting of shareholders to assist in the transition to a new CEO and President, and Employee consents to being named as a nominee in any proxy statement of the Company relating to the election of directors for a term prior to the Company's 2005 annual meeting of shareholders

         4. Term. Before an Election, Employee's employment shall have an indefinite term and shall continue until terminated as provided in this Agreement. Upon an Election, the term of Employee's employment by the Company shall convert automatically to a term beginning on the Election Date and ending on the third anniversary of the Election Date. After the Election, any extension or renewal of such term shall require the written consent of both parties.

         5.       Compensation.

                  (a) Salary. (i) Before an Election, the Company shall pay Employee a minimum base annual salary, before deducting all applicable withholdings, of $350,000 per year, payable at the times and in the manner dictated by the Company's standard payroll policies. The minimum base annual salary shall be reviewed annually, at the end of the Company's fiscal year, by the Compensation Committee of the Board and may be increased, but shall not be decreased; (ii) during the period commencing on the Election Date and ending on the first anniversary of the Election Date, Employee's base annual salary shall remain at the same level as it was on the Election Date; (iii) during the 12 months following the period described in the foregoing clause (ii), Employee's base annual salary shall be $330,000, regardless of the level of base annual salary being paid to Employee prior to the Election Date; and (iv) during the 12 months following the period described in the foregoing clause (iii), Employee's base annual salary shall be $100,000, regardless of the level of base annual salary being paid to Employee prior to the Election Date.

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                  (b)      Bonuses. (i) Before an Election, Employee shall be
eligible to participate in an incentive bonus program as developed and adopted, and as revised from time to time, by the Board. Such program shall be based upon the achievement of individual goals by Employee and upon Company performance. The program shall provide for a target bonus of 50% of Employee's base salary for achievement of a Board-approved plan. (ii) Additionally, Employee shall be entitled to receive the special bonus as provided in, and subject to the conditions set forth in, Exhibit B. (iii) Except as provided in Exhibit B, Employee shall not be entitled to accrue any additional bonus amounts after an Election occurs, but any bonuses fully earned prior to the Election shall remain due in accordance with their terms, and any bonuses accruing prior to an Election pursuant to an incentive bonus program shall be paid on a pro rata basis depending on the percentage of the bonus measurement period that has elapsed at the time of the Election.

                  (c) Stock Options. From time to time, as determined by the Board in its discretion, the Company shall grant to Employee options to purchase shares of the Company's common stock, with an exercise price equal to the fair market value of the stock on the effective date of the grant.

         6. Fringe Benefits. Both before and after an Election, Employee shall be entitled to participate in all employee benefit plans (including without limitation pension, savings, medical, dental and disability plans) generally available to employees. The manner of implementation of such benefits with respect to such items as procedures and amounts are discretionary with the Company but shall be commensurate with Employee's executive capacity. The Company agrees to maintain term life insurance during the term of Employee's employment under this Agreement in an amount equal to two times Employee's base salary, as it may be adjusted from time to time, with the beneficiary to be designated by Employee. Until an Election occurs, the Company will also provide Employee with an automobile expense allowance of $450 per month. Upon Employee's acceptance of employment with another employer in connection with which Employee works, or is expected to work, 1,000 hours or more per year, Employee shall no longer be entitled to participate in any health, dental, retirement or other employee benefit plans of the Company. During the term of Employee's employment under this Agreement, Employee shall be considered as an employee for the purposes of any Company stock option plans.

         7. Expenses. In addition to the compensation and benefits provided above, the Company shall, upon receipt of appropriate documentation, reimburse Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses consistent with Company policies.

         8.       Termination.

                  (a) For Cause. The Company may terminate Employee's employment for Cause upon written notice to Employee stating the facts constituting such Cause, provided that Employee shall have 30 days following such notice to cure any conduct or act, if curable, alleged to provide grounds for termination for Cause hereunder. In the event of termination for Cause, the Company's sole obligation under this agreement shall be to pay Employee the minimum base salary due him through the date of termination and thereafter Employee shall not be entitled to any incentive bonus, special bonus or other benefit or payment whatsoever hereunder. The

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written notice shall state the Cause for termination. "Cause" shall include gross or willful neglect of duty, willful failure to abide by instructions or policies from or set by the Board of Directors, or conviction of a felony or misdemeanor punishable by at least one year in prison, or pleading guilty or nolo contendere to same; provided that the fact that the Company does not request services from Employee with respect to any period or periods of time after an Election shall not constitute Cause.

                  (b) Without Cause. The Company may not terminate Employee's employment at any time without Cause.

                  (c) Disability. In the event that, prior to an Election, Employee fails to perform his duties hereunder on account of illness or other incapacity for a period of 60 consecutive days, or for 90 days during any six-month period, an Election shall be deemed to have been made by the Company the day prior to such illness or other incapacity.

                  (d) Death. In the event of the death of Employee prior to an Election, the Election shall be deemed to have been made by the Company on the day prior to Employee's death, and the Employee's legal representatives shall be entitled to receive only (i) the proceeds of any appropriate life insurance policies, (ii) the base salary due Employee through the end of the term at a time and in a manner similar to when it would have been paid to Employee if he had survived, except for any change in withholding justified by the change in circumstances, and (iii) any bonuses payable pursuant to Section 5(b).

                  (e) Resignation. Employee may resign his employment by giving notice to the Company, which shall also include his resignations as an officer and as a director of the Company. In the event of such a resignation, the Company shall be obligated to pay Employee only the minimum base salary due him through the effective date of the resignation (any vested options will remain vested, and will expire as provided in the Company's Stock Option Plan and Employee's Letter of Grant).

         9. Elections by the Company. The Company may make an Election at any time with or without Cause.

         10.      Elections by Employee.

                  (a) After December 31, 2004. Employee may make an Election at any time after December 31, 2004.

                  (b) Before January 1, 2005. Employee shall be entitled to make an Election before January 1, 2005 only if "Good Reason" exists. Good Reason shall exist if the Company has done any of the following:

                           (1) failed to maintain Employee's base salary at the level required by Section 5(a);

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                           (2)      failed to provide for Employee's
                                    participation in the Company's or an
                                    Affiliate's annual bonus plan; stock option plan or other equity incentive programs; or group medical, dental, life, disability, retirement, profit sharing, thrift, nonqualified and deferred compensation plans, in each case on a basis comparable to that enjoyed by other executive employees of the Company or any of its Affiliates;

                           (3) failed to provide vacation and perquisites substantially equivalent to those provided by the Company or any of its Affiliates to executive employees;

                           (4)      changed Employee's duties and
                                    responsibilities so that they are not at least commensurate with those described in
                                    Section 3(b);

                           (5)      changed Employee's primary place of
                                    employment by more than 25 miles from
                                    Employee's current office location or more than 10 additional miles from Employee's primary residence; or

                           (6) terminated or attempted to terminate this Agreement for Cause if it is thereafter determined that Cause did not exist under this Agreement with respect to such termination.

         11.      Limitations on Transitional Compensation and Benefits.

                  (a)      General Rules. The Code places significant tax

consequences on Executive and Company if the total payments made to Executive due, or deemed due, to a Change in Control exceed prescribed limits. For example, if Executive's "Base Period Income" (as defined below) is $100,000 and Executive's "Total Payments" exceed 299% of such Base Period Income (the "Cap"), Executive will be subject to an excise tax under Section 4999 of the Code of 20% of all amounts paid to him in excess of $100,000. In other words, if Executive's Cap is $299,999, he will not be subject to an excise tax if he receives exactly $299,999. If Executive receives $300,000, he will be subject to an excise tax of $40,000 (20% of $200,000). If an excise tax is imposed on Executive as a result of the application of Sections 280G and 4999 of the Code, for any reason, due to this Agreement or otherwise, Company shall pay to Executive a "gross-up allowance" equal in amount to the sum of (i) the excise tax liability of Executive on the Total Payments, and (ii) all the total excise, income, and payroll tax liability of Executive on the "gross-up allowance," further increased by all additional excise, income, and payroll tax liability thereon, which increase shall be part of the "gross-up allowance" for purpose of computing the "gross-up allowance." Company shall indemnify and hold Executive harmless from such additional tax liability for the income and payroll tax arising from the "gross-up allowance" and all excise tax arising with respect to compensation and other payments made to Executive under this Agreement and excise, income, and payroll tax on the "gross-up allowance," and all penalties and interest thereon. The purpose and effect of the gross-up allowance is to cause Executive to have the same net compensation after income, excise, and payroll taxes that Executive would have if there was no tax under Code Section 4999.

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                  (b)      Special Definitions. For purposes of this Section,
the following specialized terms will have the following meanings:

                           (1) "Base Period Income." "Base Period Income" is an amount equal to Executive's "annualized includable compensation" for the "base period" as defined in Sections 280G(d)(1) and (2) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations adopted thereunder. Generally, Executive's "annualized includable compensation" is the average of his annual taxable income from the Company for the "base period," which is the five calendar years prior to the year in which the Change of Control occurs.

                           (2) "Cap" or "280G Cap." "Cap" or "280G Cap" shall mean an amount equal to 2.99 times Executive's "Base Period Income." This is the maximum amount which he may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which Company may pay without loss of deduction under Section 280G of the Code.

                           (3) "Total Payments." The "Total Payments" include any "payments in the nature of compensation" (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Agreement or otherwise, to or for Executive's benefit, the receipt of which is contingent or deemed contingent on a Change of Control and to which Section 280G of the Code applies.

                  (c)      Inclusion of Successor Sections. For purposes of this
Section 11, any reference to any Section of the Code shall also be deemed a reference to any Code Section resulting from the modification, amendment, renumbering or replacement of such Code Section.

                  (d) Effect of Repeal. If the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section 11 shall be of no further force or effect.

         12. Confidential Information. Employee acknowledges that Employee may receive, or contribute to the production of, Confidential Information. For purposes of this Agreement, Employee agrees that "Confidential Information" shall mean any and all information or material proprietary to the Company or designated as Confidential Information by the Company and not generally known by non-Company personnel, which Employee develops or of or to which Employee may obtain knowledge or access through or as a result of Employee's relationship with the Company (including information conceived, originated, discovered or developed in whole or in part by Employee). Confidential Information includes the following types of information and other information of a similar nature (whether or not reduced to writing) related to the Company's business: discoveries, inventions, ideas, concepts, research, development, processes, procedures, "know-how," formulae, marketing or manufacturing techniques and

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materials, marketing and development plans, business plans, customer names and other information related to customers, price lists, pricing policies, methods of operation, financial information, employee compensation, and computer programs and systems. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned by or developed by the Company, including Confidential Information acquired by the Company from any of its Affiliates. Employee acknowledges that the Confidential Information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. Information publicly known without breach of this Agreement that is generally employed by the trade at or after the time Employee first learns of such information, or generic information or knowledge which Employee would have learned in the course of similar employment or work elsewhere in the trade, shall not be deemed part of the Confidential Information. Employee further agrees:

                  (a) To furnish the Company on demand, at any time during or after employment, a complete list of the names and addresses of all present, former and potential suppliers, financing sources, clients, customers and other contacts gained while an employee of the Company in Employee's possession, whether or not in the possession or within the knowledge of the Company.

                  (b) That all notes, memoranda, electronic storage, documentation and records in any way incorporating or reflecting any Confidential Information shall belong exclusively to the Company, and Employee agrees to turn over all copies of such materials in Employee's control to the Company upon request or upon termination of Employee's employment with the Company.

                  (c) That while employed by the Company and thereafter Employee will hold in confidence and not directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except in the course of Employee's work for the Company.

                  (d) That any idea in whole or in part conceived of or made by Employee during the term of his employment, consulting, or similar relationship with the Company which relates directly or indirectly to the Company's current or planned lines of business and is made through the use of any of the Confidential Information of the Company or any of the Company's equipment, facilities, trade secrets or time, or which results from any work performed by Employee for the Company, shall belong exclusively to the Company and shall be deemed a part of the Confidential Information for purposes of this Agreement. Employee hereby assigns and agrees to assign to the Company all rights in and to such Confidential Information whether for purposes of obtaining patent or copyright protection or otherwise. Employee shall acknowledge and deliver to the Company, without charge to the Company (but at its expense) such written instruments and do such other acts, including giving testimony in support of Employee's authorship or inventorship, as the case may be, necessary in the opinion of the Company to obtain patents or copyrights or to otherwise protect or vest in the Company the entire right and title in and to the Confidential Information.

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         13.      Loyalty During Employment Term. The provisions of this Section shall be applicable only during Employee's term of employment hereunder.
Employee agrees that prior to an Election, Employee will devote substantially all of Employee's business time and effort to and give undivided loyalty to the Company. Both before and after an Election, Employee will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company or its affiliates, nor solicit, or in any other manner work for or assist any business which is competitive with the Company or its affiliates, except that, after an Election, Employee may work for or assist a division or affiliate of an entity which competes with the Company through one or more separately managed divisions or affiliates so long as Employee has no business responsibilities, relationship or communication with the competing division or affiliate. Both before and after an Election, Employee will undertake no planning for or organization of any business activity competitive with the Company or its affiliates, and Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity. However, Employee shall be entitled to make a passive investment in a publicly traded stock of a competitor of the Company so long as he does not at any time own more than 5% of the total outstanding stock of such competitor.

         14. Non-competition; Non-solicitation. The parties acknowledge that Employee will acquire much knowledge and information concerning the business of the Company and its affiliates as the result of Employee's employment. The parties further acknowledge that the scope of business in which the Company is engaged as of the date of execution of this Agreement is world-wide and very competitive and one in which few companies can successfully compete. Certain activities by Employee after this Agreement is terminated would severely injure the Company. Accordingly, until one year after Employee resigns pursuant to Section 8(e) or Employee's employment is terminated for Cause as contemplated by Section 8(a), Employee will not:

                  (a) Engage in any work activity for or in conjunction with any business or entity that is in competition with or is preparing to compete with the Company;

                  (b) Persuade or attempt to persuade any potential customer or client to which the Company or any of its Affiliates has made a proposal or sale, or with which the Company or any of its Affiliates has been having discussions, not to transact business with the Company or such Affiliate, or instead to transact business with another person or organization;

                  (c) Solicit the business of any customers, financing sources, clients, suppliers, or business patrons of the Company or any of its predecessors or affiliates which were customers, financing sources, clients, suppliers, or business patrons of the Company at any time during Employee's employment by the Company, or within three years prior to the commencement of Employee's employment by the Company, provided, however, that if Employee becomes employed by or represents a business that exclusively sells products that do not compete with products then marketed or intended to be marketed by the Company, such contact shall be permissible; or

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                  (d)      Solicit, endeavor to entice away from the Company or
any of its Affiliates, or otherwise interfere with the relationship of the Company or any of its Affiliates with, any person who is employed by or otherwise engaged to perform services for the Company or any of its Affiliates, whether for Employee's account or for the account of any other person or organization.

         15. Injunctive Relief. It is agreed that the restrictions contained in Sections 12, 13 and 14 of this Agreement are reasonable, but it is recognized that damages in the event of the breach of any of those restrictions will be difficult or impossible to ascertain; and, therefore, Employee agrees that, in addition to and without limiting any other right or remedy the Company may have, the Company shall have the right to an injunction against Employee issued by a court of competent jurisdiction enjoining any such breach without showing or proving any actual damage to the Company. This Section shall survive the termination of Employee's employment.

         16. Part of Consideration. Employee also agrees, acknowledges, covenants, represents and warrants that he is fully and completely aware that, and further understands that, the restrictive covenants contained in Sections 12, 13 and 14 of this Agreement are an essential part of the consideration for the Company entering into this Agreement and that the Company is entering into this Agreement in full reliance on these acknowledgments, covenants, representations and warranties.

         17. Time and Territory Reduction. If any of the periods of time and/or territories described in Sections 12, 13 and 14 of this Agreement are held to be in any respect an unreasonable restriction, it is agreed that the court so holding may reduce the territory to which the restriction pertains or the period of time in which it operates or may reduce both such territory and such period, to the minimum extent necessary to render such provision enforceable.

         18. Survival. The obligations described in Sections 12 and 14 of this Agreement shall survive any termination of this Agreement or any termination of the employment relationship created hereunder.

         19. Nondelegability of Employee's Rights and Company Assignment Rights. Except as otherwise provided in this Agreement, the obligations, rights and benefits of Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer. Upon mutual agreement of the parties, the Company upon reasonable notice to Employee may transfer Employee to an Affiliate of the Company, which Affiliate shall assume the obligations of the Company under this Agreement. This Agreement shall be assigned automatically to any entity merging with or acquiring the Company.

         20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Arizona, exclusive of the conflict of law provisions thereof, and the parties agree that any litigation pertaining to this Agreement shall be in courts located in Maricopa County, Arizona.

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         21.      Attorneys' Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceeding against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys' fees as well as court costs all as determined by the court and not a jury.

         22. Notices. All notices, demands, instructions, or requests relating to this Agreement shall be in writing and, except as otherwise provided herein, shall be deemed to have been given for all purposes (i) upon personal delivery, (ii) one day after being sent, when sent by professional overnight courier service from and to locations within the Continental United States,
(iii) five days after posting when sent by United States registered or certified mail, with return receipt requested and postage paid, or (iv) on the date of transmission when sent by facsimile with a hard-copy confirmation; if directed to the person or entity to which notice is to be given at his or its address set forth in this Agreement or at any other address such person or entity has designated by notice.

                  To the Company:           OrthoLogic Corp.
                                            1275 W. Washington St.
                                            Tempe, AZ 85281
                                            Attention:  Chairman of the Board

                  To Employee:              Thomas R. Trotter
                                            1275 W. Washington St.
                                            Tempe, AZ 85281

         23. Entire Agreement. This Agreement and the Invention, Confidential Information and Non-Competition Agreement executed in October 1997 constitute the final written expression of all of the agreements between the parties (except those relating to Employee's service as a director of the Company), and are a complete and exclusive statement of those terms. They supersede all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of these two written Agreements shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of either of such Agreements shall be binding upon any party unless made in writing and signed by all parties. To the extent that there is any conflict between this Agreement and the Invention, Confidential Information and Non-Competition Agreement, the provisions of this Agreement shall govern.

         24. Exhibits. All Exhibits to this Agreement are incorporated herein by this reference as though fully set forth herein. In the event of any conflict, contradiction or ambiguity between the terms and conditions in this Agreement and any of its Exhibits, schedules or attachments, the terms of this Agreement shall prevail.

         25. Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party.

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The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement in any way. All terms used in one number or gender shall be construed to include any other number or gender as the context may require. The parties agree that each party has reviewed this Agreement and has had the opportunity to have counsel review the same and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendment or any exhibits thereto. Whenever the words "include," "includes," or "including" are used in the Agreement, they shall be deemed to be followed by the words "without limitation.

         26. Waiver. The waiver by either party of the breach of any covenant or provision in this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

         27. Invalidity of Any Provision. The provisions of this Agreement are severable, it being the intention of the parties hereto that should any provisions hereof be invalid or unenforceable, such invalidity or unenforceability of any provision shall not affect the remaining provisions hereof, but the same shall remain in full force and effect as if such invalid or unenforceable provisions were omitted.

         28. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

         29. Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

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

         This Agreement has been executed by the parties as of February 20, 2004.

                                           ORTHOLOGIC CORP.
                                           (the "Company")

                                           By: /s/ John M. Holliman, III
                                               ---------------------------------
                                               John M. Holliman, III
                                               Chairman of the Board

                                           THOMAS R. TROTTER

                                           By: /s/ Thomas R. Trotter
                                               --------------------------------
                                               "Employee"

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

                                   EXHIBIT "A"

                                   DEFINITIONS

I.       DEFINITIONS

         Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which this Exhibit A is attached (the "Agreement"). Additionally, the following terms shall have the meanings set forth below.

         "Affiliate," means an entity affiliated with the Company.

         "Change in Control". For purposes of this Agreement, a "Change in Control" means any one or more of the following events:

         (1) When the individuals who, at the beginning of any period of two years or less, constituted the Board cease, for any reason, to constitute at least a majority thereof unless the election or nomination for election of each new director was approved by the vote of at least two thirds of the directors then still in office who were directors at the beginning of such period;

         (2) A change of control of the Company through a transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934 ["1934 Act"]), excluding Affiliates of the Company as of the Effective Date, is or becomes the beneficial owner (as that term is used in Section 13[d] of the 1934 Act) directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

         (3) Any merger, consolidation or liquidation of the Company in which the Company is not the continuing or surviving company or pursuant to which stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of stock immediately before the merger have the same proportionate ownership of common stock of the surviving company immediately after the merger;

         (4) The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

         Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended (the "Code") in which Parent is a member prior to such sale or transfer.

         (5)      "Code," means the Internal Revenue Code of 1986, as amended.

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                                   EXHIBIT B

                          CALCULATION OF SPECIAL BONUS

BONUS UPON A CHANGE IN CONTROL

         Upon the closing of a Change in Control prior to the Election Date, Employee shall be entitled to receive, as a lump sum, a special bonus payment according to the following schedule:

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****Text has been omitted pursuant to a confidentiality request. Omitted text has been filed with the Securities and Exchange Commission.